SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ]  Preliminary Proxy Statement           [ ]  Confidential, For Use of the
[ ]  Definitive Proxy Statement                 Commission Only (as permitted
[X]  Definitive Additional Materials            by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                         COMMONWEALTH ENERGY CORPORATION
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                (Name of Registrant as Specified In Its Charter)

                              JOSEPH P. SALINE JR.
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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
Fellow shareholders,

Most of you have recently received a 4 page foldout supplemental proxy from Commonwealth.

It's truly unfortunate that I have to bother you again and resort to this new communication but I must defensively refute those FALSE accusations. The entire document was a smear campaign against me personally.

Although it was defamatory and libelous to me, more importantly to you, it was grossly misleading in order to get your vote. The Federal Securities Exchange Commission (SEC) is very concerned about misleading shareholders.

Notice that Mr. Carter did not provide one bit of information to refute the facts and figures in my proxy against the current CEC leadership and the egregious squandering of your shareholder funds. That's because the SEC required me to provide documentary proof to them before they allowed me to file the proxy.

I provided truthful information to you based on thousands of hours of investigation over the last three years as your "shareholder's director". I have had to fight tooth and nail to get relevant documents which Mr. Carter refused to disclose and which the courts have ordered him to provide to Directors. He is still hiding information from you and the directors. I will be disclosing some to you in this Email.

Following is the letter I provided to the SEC about the false and misleading information Mr. Carter sent you:

Dear Mr. Panos,

Commonwealth Energy (File #000-33069) filed a DEFA14A on 5/6/04.

Just about everything in that proxy supplement is totally false. The entire document is nothing more than a personal smear campaign against me.

There is no attempt to provide truthful and objective information to help the shareholders judge the issues.

Although it was clearly defamatory and libelous to me, more importantly, to the SEC and shareholders, it was grossly false and misleading in order to solicit votes. I have received many calls from confused shareholders in the past 2 days asking for clarification.

At a minimum, the following statements made in Commonwealth Energy Corporation's ("CEC") May 6, 2004 definitive additional proxy materials are false and misleading in violation of SEC Rule 14a-9:

     * Page 1 - "The misleading statements and false claims in Mr. Saline's proxy material are so numerous that it would take too lengthy a rebuttal letter to respond to each one.">

Mr. Saline's proxy solicitation materials do not contain any false or misleading statements. By claiming otherwise, this statement is false and misleading. Mr. Saline's proxy solicitation materials went through a rigorous review process with the SEC who checked for misleading statements and required extensive documentation be provided to substantiate Mr. Saline's claims. Mr. Saline provided the SEC with written documentary evidence substantiating his claims. Notably, CEC's definitive additional materials do not identify even one single statement in Mr. Saline's definitive proxy solicitation materials that CEC contends is false and misleading.

     * Page 1 - "DON'T LET MR. SALINE DERAIL THE REORGANIZATION AND THE PLAN TO LIST YOUR STOCK ON THE AMERICAN STOCK EXCHANGE">

Mr. Saline's definitive proxy solicitation materials state quite clearly, "I FAVORED the pro-shareholder listing of CEC on the AMEX." (Emphasis added.) CEC's definitive additional materials suggest that Mr. Saline opposes listing CEC shares (i.e., "YOUR STOCK") on AMEX. CEC's suggestion is false, as shown in Mr. Saline's proxy materials. Also, as demonstrated in CEC's own proxy materials, reorganizing into a Delaware corporation is not necessary to provide liquidity to CEC shareholders - i.e., to list "YOUR STOCK" on AMEX. CEC admits, "We could have attempted to list the common stock of Commonwealth on the AMEX as a California corporation, however, we have elected not to do so.">

     * Page 1, first bullet point - "Mr. Saline has amassed a voting position of 702,000 shares of Commonwealth at the average cost of approximately $0.17 per share."

First, Mr. Saline owns 352,000 preferred shares with voting rights equivalent to 704,000 common shares, not 702,000. This is shown in Judge Brooks'> September 24, 2003 order Mr. Saline provided the Commission in his April 21, 2004 letter. Second, the "cost"to Mr. Saline to establish his voting rights and the validity of his stock includes not only the purchase price of the stock, but the attorneys'fees and costs Mr. Saline has expended to establish the validity and voting rights of those shares. (CEC does not say that Mr. Saline
"paid"approximately $0.17 per share as a purchase price, but that Mr. Saline "amassed a voting position of 702,000 shares of Commonwealth at the average cost of approximately $0.17 per share.") Such additional "> costs"to Mr. Saline amount to well in excess of $300,000 which, added to Mr. Saline's total purchase price of $120,000, amounts to well in excess of $0.60 per share, which is more than what other shareholders paid at the time. (In CEC's initial mass sales of shares, both common and preferred, in the fall of 1997, shares were sold at $1.00 per share, and later split 2 for 1, meaning those shareholders today paid $0.50 per share for their stock.)

     * Page 2, first bullet point, first paragraph, last sentence - "He [Mr. Saline] failed to advise the company's board of directors of this conflict of interest [vis a vis Mr. Saline's ownership of New World Power stock].">

Mr. Saline did inform CEC's board of directors of his ownership of New World Power stock at the very first opportunity - the very first Board meeting Mr.
Saline was allowed to attend after being elected and seated via court order. Moreover, Mr. Saline informed CEC's Chairman and CEO, Ian Carter, of Mr. Saline's ownership of New World Power stock in their very first meeting and immediately after Mr. Carter told Mr. Saline that CEC had received a merger offer from New World Power.

     * Page 2, first bullet point, second paragraph, first sentence - "Your Board rejected Mr. Saline's merger proposal . . .">

The New World Power merger proposal was not "Mr. Saline's merger proposal." It did not originate from Mr. Saline and Mr. Saline did not participate in any fashion in making the offer, and indeed did not even know about the offer until it had already been made and received by CEC's Chairman and CEO, Ian Carter. Mr. Saline has never participated in the management of New World Power, has never been an employee or agent of New World Power. By suggesting that Mr. Saline initiated the merger proposal or was responsible for making the proposal or its terms, this statement is false and misleading.

     * Page 2, first bullet point, second paragraph, last sentence - "You should know that it has been Commonwealth's plan to list as a Delaware corporation since at least 1999.">

This statement is false. When Mr. Saline was first seated on CEC's board in early 2001 via court order, he asked for a copy of CEC's strategic plan, and was told that no such plan existed. In all the time Mr. Saline has been a board member, CEC has never had a plan to reorganize into a Delaware corporation until October 2003, shortly after Mr. Saline prevailed in Phase One of Saline v. Carter et al., Orange County Superior Court Case No. 01CC13887, which established the validity of Mr. Saline's 352,000 preferred shares. Mr. Saline contends, and has filed a lawsuit in which he will prove, that CEC's entire reorganization proposal is simply a ruse to "end run"Judge Brooks'September 24, 2003 order establishing the validity of Mr. Saline'> s preferred shares. Query, why does CEC's plan completely eliminate preferred stock in the new Delaware corporation? Mr. Saline asked CEC to offer a legitimate business reason why the capital structure of the proposed Delaware corporation eliminated preferred stock. CEC would not (i.e., could not) answer. At a minimum, CEC should be required to submit documentation to the SEC to substantiate this claim or else retract it. Mr. Saline is confident CEC cannot provide any supporting documentation.

     * Page 2, second bullet point, first two sentences - "Mr. Saline, and persons we believe to be aligned with Mr. Saline, have been parties to NINE lawsuits with Commonwealth over the past four years. Their actions have cost Commonwealth millions of dollars.">

Obviously, when Commonwealth's current management authorizes Commonwealth to sue, and Commonwealth loses, the litigation is caused by current management. Equally obvious is that when Commonwealth is sued and loses, the cause of the litigation is similarly that of current management. Should those individuals who legitimately purchased stock, or legitimately earned stock options or other compensation that Commonwealth's current management unlawfully refused to recognize, simply have slept on their rights? Commonwealth's management is to blame for not giving these individuals what they were rightfully owed and causing them to sue Commonwealth to vindicate their rights. Mr. Saline is unaware of any lawsuit instituted during the tenure of current management that Commonwealth has won. Every such lawsuit that has thus far been decided on the merits Commonwealth has lost, as shown in Mr. Saline's definitive proxy solicitation materials and the supporting documentation Mr. Saline provided to the Commission in his April 21, 2004 letter.

Accordingly, it is Commonwealth's management, and not the actions of Mr. Saline and those who side with him, who have cost Commonwealth shareholders millions of dollars. Commonwealth's statement to the contrary is false and misleading because it improperly assesses the blame for the losses on the prevailing parties in the vast majority of the litigation, and not the losing party, Commonwealth and its current management.

     * Page 2, third bullet point - "As a director Mr. Saline tape recorded board meetings without the permission or knowledge of the other directors. Such taping is not permitted under California law.">

Mr. Saline has admitted to tape recording board meetings without the knowledge of CEC's other Board members. However, this tape recording was done pursuant to an express section of California law, Penal Code section 633.5, which states:

     "Nothing in Section 631, 632, 632.5, 632.6, or 632.7 prohibits one party to a confidential communication from recording the communication for the purpose of obtaining evidence reasonably believed to relate to the commission by another party to the communication of the crime of extortion . . ."

CEC has sued Mr. Saline for tape recording these Board meetings and filed a motion for summary judgment. CEC's motion was denied because the trial court ruled that Mr. Saline had produced substantial evidence that his recordings fit within the express exception of Penal Code section 633.5 and thus were legally permitted under California law. Because this issue has yet to be resolved by the Court, and in fact, CEC has lost in its initial attempt to obtain a court ruling against Mr. Saline, CEC should not be allowed to say that Mr. Saline's " taping is not permitted under California law" absent a final judgment in its favor, which obviously it does not have.

     * Page 2, last bullet point - "Mr. Saline provided individual suing Commonwealth with financial and tactical advice using information he received as a member of the board of directors."

In its form as a statement of fact, this is blatantly false. If this was worded as an allegation, CEC's likely evidentiary support for this statement would be the lone declaration of David James, an ex-employee whom CEC recently settled major litigation with by paying Mr. James in excess of $200,000. Mr. Saline denies nearly everything in Mr. James'declaration and denies ever assisting Mr. James in his lawsuit against CEC. CEC brought two motions in court based on Mr. James'declaration. The first was denied in part because of the judge's concerns as to the veracity of Mr. James given the recent settlement with Mr. James. The second has not yet been resolved. At a minimum, CEC should be required to explain their evidentiary basis for this statement and disclose to shareholders that Mr. Saline denies the allegations and no court has found that Mr. Saline did disclose information he received as a Board member to Mr. James.

Mr. Panos, I would respectfully request that you require CEC to immediately send a letter to shareholders retracting those "additional proxy materials" and offering the shareholders an apology for disseminating unfounded accusations and provide them with a new proxy card.

Thank you for your immediate consideration of this request.

Following is a letter I sent to two of your "independent" CEC directors, Mr. Craig Goodman and Mr. Mark Juergensen with some minor changes to protect confidentiality where required.

Craig, Mark,

I just read CEC's latest mailing as signed by each of you. Just about every statement in the letter is absolutely false. You have been led astray by Carter.

It's similar to the attachment B Carter got Perkins and Gates to sign during the CSG proxy fight 2+ years ago. That was ultimately retracted and removed from the final proxy.

I want you to know that not only is the letter defamatory and misleading to the shareholders but outright libelous. I will be contacting the SEC.

I would have expected something like that from Carter and Perkins but not from the two of you.

I'm asking you now to investigate those statements immediately and publicly retract your signature no later than Thursday, May 13, 2004.

Also, I recently received written documentation about the formal internal opposition by high level CEC management in opposition to Summit and the reorganization. I also have documentation about Bill Popejoy's disagreement with Carter on Dividends and Summit. Other than Perkins, I don't believe any of this was shared with the Directors. Remember, officers are appointed by and responsible to the Board. It is our fiduciary responsibility to listen to them and know what's going on but their opinions have been hidden from us by Carter. Carter's attempts to bring critical issues to "committees" for resolution rather than the entire board has been succesful for him but grossly unethical to the shareholders; please remember, we work for the shareholders, not Carter and we are failing them miserably.

Remember my question at the December board meeting when I asked whether CEC's managers were supportive of the reorganization and Carter said he's had no opposition.

Quote from our COO dated Dec. 11th.: "Because I do not believe this expensive and ill-advised reorganization plan (primarily aimed at silencing one Board member) is needed to accomplish our stock listing goal or our strategic plan...."

Quote signed by ALL senior management:  "We believe Summit was ill conceived and has certainly not delivered.....We continue to be troubled by the very existence of Summit..."

Directors must ask hard, probing questions and when necessary, in their opinion, assume difficult and unpopular positions. Management should bear in mind that it is not personal; it's the Director's job.

I will continue my attempts to get access to many documents which Carter refuses to provide and will most likely resort to contempt of court charges to obtain whatever documents I need to keep the shareholders informed. Remember, the Appeals court ordered CEC to provide to any director any information they want and allowed them to disclose appropriate information with shareholders. Carter's attempts to hide unfavorable information from the board and from shareholders are disgaceful.

I believe Bill Popejoy, former director, resigned to protect his reputation after significant disagreements with Ian Carter about Summit, Dividends and Multiple Stock Evaluations.

I was also told directly by Judge Sullivan, former director, at the last annual meeting and subsequently via telecon, that his independent investigation into Summit left him troubled and he asked Carter for a complete independent review, to no avail. Perhaps that's why he resigned; to protect his reputation.

Regarding multiple stock evaluations: I obtained a copy of the Houlihan Lokey report, Feb. 2004 where the valuation was in a range between $2.86 and $3.11. Where did the $1.92 come from???

$1.92 was the same low projections used for Stepping Stone and Management Options, 50% undervalued.

If approx $3.00 is the correct evaluation, we overpaid for Stepping Stone by more than 50%. We sold stock at the lower valuation. We awarded options at the discounted price. The IRS may be interested in the options pricing. We didn't do our fiduciary duty. We relied on Carter.

Another Quote from our COO reflecting what Popejoy probably found:... "I am extremely concerned about the publication and distribution of business and financial forecast information that does not reflect the most probable and likely  projections......In  light of the liquidity analysis and valuation which utilized these  projections for a potential offer to acquire the company (or now possibly its stock) ....."

Remember, this is the same COO who was so highly thought of only a few months ago that he was awarded a $50,000 annual pay raise and a $huge bonus. Of course, all this ends when you disagree with Carter. Also, the shareholders (complements of our Comp Committee) generously gave this very competent COO and our very competent CFO a $2 million + going away package to silence them. Are you aware that Oliver's employment contract is up in 6 months and we wouldn't have to pay him anything? I invite both of you to ask ANY internal manager about how good and effective these two gentlemen were; it's unanimous, they were great and saved the company and tried to stop the losses Carter is still incurring because of his paranoia and ego!

I have more and it WILL be provided to the Shareholders and the Court. You WILL be embarrased to have let this malfeasance and fraud occur on our watch.
Remember, the Coltrain class action suit is alive in Federal Court; I have reviewed the complaint and it is clearly additional egregious FRAUD.

I'd advise you to work WITH me to expose these as well as what I already PROVED to the SEC in my proxy filing, copy attached. You may not like some of my statements but I challenge you to find any "misleading statements and false claims" as your letter indicates.

For your information, I'll also include a copy of my recent filing which Carter referenced in his latest epistle.

Respectfully,

Joe Saline

In summary, please ask yourself one logical question.

Why would Joe Saline do anything to negatively affect CEC's share value? He would be hurting himself the most. Joe Saline was the single largest single shareholder as of Jan 20, 2004 when we were supposed to have our CEC annual meeting and ELECT new directors. Mr Carter was afraid of that prospect because of his extremely poor performance and cancelled that meeting. If the reorganization plan passes he will probably APPOINT himself to a 3 year term.

Bottom line: The reorganization and reincorporation in Delaware is BAD for shareholders; There is absolutely no sound, shareholder value added reason to approve this costly ill conceived plan; it will only allow management to more easily hide issues from you, like Enron did. Listing Commonwealth (not Commerce) on the AMEX can be done by the directors when you vote AGAINST the current reorganization plan.

If you already sent me your green card proxy, thanks!

If you want to send a new proxy please print out, sign and date the one attached. Then fax it to me. FAX. 818-715-6766

Thanks,

Joe Saline